Exhibit 23.4

CONSENT OF TELESTO NEVADA INC.

We hereby consent to the reference to our technical report relating to US Gold Corporation’s Gold Pick-Gold Ridge property as disclosed in the Annual Report of US Gold for the year ended December 31, 2009, which report is incorporated by reference into the Registration Statement on Form S-8 (SEC file number 333-144563; “Amendment”) of US Gold.  We consent to being named as an expert in the Amendment with respect to such report, and further consent to filing of this consent letter as an exhibit to the Amendment to be filed with the U.S. Securities and Exchange Commission.

TELESTO NEVADA INC.

By:	/s/ Telesto Nevada, Inc.	Date: March 15, 2010
Reno, Nevada